UNITED FINANCIAL HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS
December 31, 2000, 1999 and 1998

                         UNITED FINANCIAL HOLDINGS, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                        ------

    Report of Independent Certified Public Accountants                    F-3

    Consolidated Balance Sheets at December 31, 2000 and 1999             F-4

    Consolidated Statements of Earnings for the years ended
    December 31, 2000, 1999 and 1998                                      F-5

    Consolidated Statements of Comprehensive Income for the years
    ended December 31, 2000, 1999 and 1998                                F-7

    Consolidated Statement of Stockholders' Equity for the years
    ended December 31, 2000, 1999 and 1998                                F-8

    Consolidated Statements of Cash Flows for the years ended
    December 31, 2000, 1999 and 1998                                      F-9

    Notes to Consolidated Financial Statements                            F-11

               Report of Independent Certified Public Accountants
               --------------------------------------------------
Board of Directors
United Financial Holdings, Inc.
St. Petersburg, Florida

We have audited the consolidated balance sheets of United Financial Holdings, Inc. and Subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits of the consolidated financial statements referred to above, were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating balance sheet as of December 31, 2000 and the consolidating statement of earnings for the year ended December 31, 2000, are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information has been subjected to the audit procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Financial Holdings, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Tampa, Florida
January 26, 2001

                United Financial Holdings, Inc. and Subsidiaries
                         CONSOLIDATED BALANCE SHEETS
                                                           December 31,
                      ASSETS                           2000           1999
                                                  --------------  --------------
Cash and due from banks                           $    9,420,453  $   8,866,336
Federal funds sold                                     4,961,000      2,917,000
Trading securities                                             -         81,600
Securities held to maturity                           16,035,904     14,540,677
Securities available for sale, at market              11,296,338      9,923,820
Loans, net                                           182,027,520    153,497,408
Premises and equipment, net                           10,137,624      9,618,536
Federal Home Loan Bank stock                             506,600        506,600
Federal Reserve Bank stock                               226,300        203,800
Accrued interest receivable                            1,458,482      1,190,200
Intangible assets, less accumulated amortization
 of $1,843,665 and $1,725,395, respectively            1,960,244      1,748,527
Other real estate owned                                  175,000      1,528,311
Other assets                                           5,255,348      4,858,493
                                                  --------------  -------------
          Total assets                            $  243,460,813  $ 209,481,308
                                                  ==============  =============
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Demand                                          $   37,050,971  $  32,936,185
  NOW and money market                                78,887,097     67,913,763
  Savings                                              4,572,993      4,872,802
  Time, $100,000 and over                             28,013,356     16,679,300
  Other time                                          53,627,545     52,695,991
                                                  --------------  -------------
          Total deposits                             202,151,962    175,098,041

Securities sold under agreements to repurchase        10,162,858      7,307,044
Accrued interest payable                                 568,491        448,378
Convertible subordinated debentures                      630,000        630,000
Other liabilities                                      3,661,819      2,425,862
                                                  --------------   ------------
          Total liabilities                          217,175,130    185,909,325
Company-obligated Mandatory Redeemable Capital Securities
 of Subsidiary Trust Holding Solely Subordinated Debentures
 of the Company                                        6,749,600      6,749,600
STOCKHOLDERS' EQUITY
  7%convertible  preferred  stock,  $10 par value; 150,000 shares authorized; 6,667 and 10,000  shares issued and outstanding  at
  December  31, 2000 and 1999, respectively               66,670        100,000
  Common stock, $.01 par value; 20,000,000 shares authorized;
  4,255,869 and 4,192,771 shares issued and outstanding at
  December 31, 2000 and 1999, respectively                42,727         41,928
  Paid-in capital                                     10,051,755      9,672,634
  Treasury shares; 16,831 at December 31, 2000          (116,446)             -
  Accumulated other comprehensive income                 (32,047)      (232,362)
  Retained earnings                                    9,523,424      7,240,183
                                                    ------------   -------------
     Total stockholders' equity                       19,536,083     16,822,383
                                                    ------------   -------------
     Total liabilities and stockholders' equity     $243,460,813   $209,481,308
                                                    ============   =============
        The accompanying notes are an integral part of these statements.

                United Financial Holdings, Inc. and Subsidiaries
                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                    December 31,
                                             2000         1999         1998
                                          -----------  -----------  -----------
Interest income
  Loans and loan fees                     $17,030,353  $12,783,696  $10,381,551
  Securities
    U.S. Treasury                             264,542      391,772      552,623
    Obligations of other U.S. Government
     agencies and corporations                918,183      782,669      880,517
    Obligations of states and political
    subdivisions                              208,634      203,298      104,137
    Other                                     263,470      279,342      207,938
    Federal funds sold and securities
    purchased under reverse repurchase
    agreements                                451,524      269,736      532,014
                                          -----------  -----------  -----------
          Total interest income            19,136,706   14,710,513   12,658,780

Interest expense
  NOW and money market                      2,413,320    1,627,761    1,563,767
  Savings                                     101,889      107,028       96,920
  Time deposits, $100,000 and over          1,338,376      699,673      534,471
  Other time                                2,978,835    2,528,119    2,668,754
  Long-term debt                               50,400       50,400      250,057
  Subordinated debentures issued to
  subsidiary trust                            634,462      632,700       28,198
  Federal funds purchased and securities
  sold under agreements to repurchase         422,226      193,548      126,152
                                          -----------  -----------  -----------
          Total interest expense            7,939,508    5,839,229    5,268,319
                                          -----------  -----------  -----------

          Net interest income              11,197,198    8,871,284    7,390,461

Provision for loan losses                     650,000      785,000      752,000
                                          -----------  -----------  -----------
          Net interest income after
          provision for loan losses        10,547,198    8,086,284    6,638,461

Other income

  Service charges on deposit accounts       1,014,543      797,181      706,839
  Trust and investment management income    3,171,996    3,175,514    2,355,156
  Net trading account profit (loss)            (6,472)      41,808       87,354
  Gain on sales of loans                      285,622      442,227      239,498
  Gain on sale of held to maturity security         -            -       78,498
  Loan servicing fees                         210,351      165,897      147,881
  Income on cash value life insurance         141,057      135,354      136,728
  All other fees and income                   266,980      362,862      336,549
                                          -----------  -----------  -----------
          Total other income                5,084,077    5,120,843    4,088,503


                                   (contined)
        The accompanying notes are an integral part of these statements.

                United Financial Holdings, Inc. and Subsidiaries

                                            For the Years Ended December 31,
                                          -------------------------------------
                                             2000         1999         1998
                                          -----------  -----------  -----------
Other expense
  Salaries and employee benefits          $ 6,501,202  $ 5,361,048  $ 4,630,580
  Occupancy expense                           514,514      520,406      522,472
  Furniture and equipment expense             603,789      606,453      512,000
  Data processing expense                     586,781      487,317      436,767
  Consulting fees                             151,460      274,733       41,149
  Legal and professional fees                 207,921      174,811      120,702
  Amortization of intangible assets           118,271       85,115       79,443
  Marketing and business development          366,703      352,055      301,611
  Directors fees                              242,950      191,350      190,662
  Telephone expense                           188,683      184,999      171,535
  Stationery, printing and supplies           180,874      176,706      137,092
  Postage expense                             108,199      111,965       90,373
  Other operating expenses                  1,073,026    1,025,091      724,700
                                          -----------  -----------  -----------
                                           10,844,373    9,552,049    7,959,086
                                          -----------  -----------  -----------
          Earnings before income taxes      4,786,902    3,655,078    2,767,878

Income tax expense (benefit)
  Current                                   1,976,660    1,559,391    1,192,177
  Deferred                                   (243,276)    (237,206)    (181,607)
                                          -----------  -----------  -----------
                                            1,733,384    1,322,185    1,010,570
                                          -----------  -----------  -----------
          NET EARNINGS                    $ 3,053,518  $ 2,332,893  $ 1,757,308
                                          ===========  ===========  ===========

Earnings Per Share:

  Basic                                   $       .72  $       .56  $       .49
  Diluted                                 $       .69  $       .54  $       .46

















        The accompanying notes are an integral part of these statements.

                United Financial Holdings, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                Year Ended December 31,
                                          -------------------------------------
                                             2000         1999         1998
                                          -----------  -----------  -----------
Net earnings                              $ 3,053,518  $ 2,332,893  $ 1,757,308
Other comprehensive income
  Unrealized holding gains (losses)           303,508     (566,174)     126,991
  Income tax (expense) benefit related
   to items of other comprehensive income    (103,193)     192,499      (43,177)
                                          -----------  -----------  -----------

Comprehensive income                      $ 3,253,833  $ 1,959,218  $ 1,841,122
                                          ===========  ===========  ===========








































        The accompanying notes are an integral part of these statements.

                United Financial Holdings, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                     7%
                                 Convertible
                                  Preferred   Common     Paid-In      Treasury
                                   Stock      Stock      Capital       Shares
                                 -----------  --------  -----------  ----------
Balance at December 31, 1997     $   233,500  $ 34,443  $ 5,789,932  $        -
  Net Earnings                             -         -            -           -
  Conversion of 7% Preferred to
  Common Stock                       (25,000)      210       24,770           -
  Dividends on Common Stock                -         -            -           -
  Dividends on Preferred Stock             -         -            -           -
  Accumulated other comprehensive
  income                                   -         -            -           -
  Issuance of Common Stock in IPO          -     5,077    2,799,334           -
  Performance shares issued                -       320      263,787           -
  Issuance of Common Stock for cash        -       405      314,280           -
                                 -----------  --------  -----------  ----------

Balance at December 31, 1998         208,500    40,455    9,192,103           -
  Net Earnings                             -         -            -           -
  Conversion of 7% Preferred to
  Common Stock                      (108,500)      916      107,580           -
  Dividends on Common Stock                -         -            -           -
  Dividends on Preferred Stock             -         -            -           -
  Accumulated other comprehensive
  income                                   -         -            -           -
  Issuance of Common Stock in IPO          -         -      (25,565)          -
  Performance shares issued                -       557      398,516           -
                                 -----------  --------  -----------  ----------

Balance at December 31, 1999         100,000    41,928    9,672,634           -
  Net Earnings                             -         -            -           -
  Conversion of 7% Preferred to
  Common Stock                       (33,330)      281       33,047           -
  Dividends on Common Stock                -         -            -           -
  Dividends on Preferred Stock             -         -            -           -
  Accumulated other comprehensive
  income                                   -         -            -           -
  Purchase of Treasury Shares              -         -            -    (116,446)
  Performance shares issued                -       518      346,074           -
                                 -----------  --------  -----------   ----------
Balance at December 31, 2000     $    66,670  $ 42,727  $10,051,755   $(116,446)
                                 ===========  ========  ===========   ==========










                               (continued on F-8b)
        The accompanying notes are an integral part of these statements.
                                         F-8a

                United Financial Holdings, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

                                           Accumulated
                                 Stock        Other
                              Subscription Comprehensive Retained
                              Receivables     Income     Earnings     Total
                              ------------ ------------- ---------- -----------
Balance at December 31, 1997  $          - $     57,499  $4,375,788 $10,491,162
  Net Earnings                           -            -   1,757,308   1,757,308
  Conversion of 7%
  Preferred to Common Stock              -            -           -         (20)
  Dividends on Common Stock              -            -    (535,631)   (535,631)
  Dividends on Preferred Stock           -            -     (15,470)    (15,470)
  Accumulated other
  comprehensive income                   -       83,814           -      83,814
  Issuance of Common
  Stock in IPO)                   (393,260)           -           -   2,411,151
  Performance shares issued              -            -           -     264,107
  Issuance of Common Stock
  for Cash                               -            -           -     314,685
                              ------------ ------------- ---------- -----------

Balance at December 31, 1998      (393,260)     141,313   5,581,995  14,771,106
  Net Earnings                           -            -   2,332,893   2,332,893
  Conversion of 7% Preferred to
  Common Stock                           -            -           -          (4)
  Dividends on Common Stock              -            -    (663,907)   (663,907)
  Dividends on Preferred Stock           -            -     (10,798)    (10,798)
  Accumulated other comprehensive
  income                                 -     (373,675)          -    (373,675)
  Issuance of Common Stock in IPO  393,260            -           -     367,695
  Performance shares issued              -            -           -     399,073
                              ------------ ------------- ---------- -----------

Balance at December 31, 1999             -     (232,362)  7,240,183  16,822,383
  Net Earnings                           -            -   3,053,518   3,053,518
  Conversion of 7% Preferred to
  Common Stock                           -            -           -          (2)
  Dividends on Common Stock              -            -    (763,277)   (763,277)
  Dividends on Preferred Stock           -            -      (7,000)     (7,000)
  Accumulated other comprehensive
  income                                 -      200,315           -     200,315
  Purchase of Treasury Shares            -            -           -    (116,446)
  Performance shares issued              -            -           -     346,592
                              ------------ ------------- ---------- -----------
Balance at December 31, 2000  $          - $    (32,047) $9,523,424 $19,536,083
                              ============ ============= ========== ===========









        The accompanying notes are an integral part of these statements.
                                       F-8b

                United Financial Holdings, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           For the Years Ended December 31,
                                       ---------------------------------------
                                            2000         1999           1998
                                       ------------  ------------  -------------
Cash flows from operating activities:
    Net earnings                       $  3,053,518  $  2,332,893  $  1,757,308
    Adjustments to reconcile net
      earnings to net cash provided
      by operating activities
        Provision for loan losses           650,000       785,000       752,000
        Provision for depreciation
          and amortization                  781,551       787,996       650,669
        Unrealized gain on trading
          securities                              -       (41,808)      (87,354)
        Gain on sale of held to
          maturity security                       -             -       (78,498)
        Accretion of securities discount    (15,045)      (22,123)      (58,715)
        Amortization of unearned
          loan fees                        (292,937)     (121,730)     (149,954)
        Amortization of securities
          premiums                           11,938        18,251        26,125
        Gain on sales of loans             (432,448)     (774,100)     (372,500)
        Increase in accrued
          interest receivable              (268,282)     (194,742)      (45,416)
        Increase (decrease) in
          interest payable                  120,112        56,610        (4,415)
        Decrease (increase) in
          other assets                      973,058    (1,592,850)   (1,558,741)
        Increase in other liabilities     1,235,959       241,527       360,997
                                       ------------  ------------  -------------
         Net cash provided by
         operating activities             5,817,424     1,474,924     1,191,506





















                               (continued on F-9b)
        The accompanying notes are an integral part of these statements.
                                         F-9a

                United Financial Holdings, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                           For the Years Ended December 31,
                                       ---------------------------------------
                                            2000         1999           1998
                                       ------------  ------------  -------------

Cash flows from investing activities:
  Purchase of Federal Reserve Bank
    stock and FHLB stock                    (22,500)     (118,100)      (73,650)
  Net (increase) decrease in
    Federal funds sold                   (2,044,000)    1,094,000     3,430,000
  Principal repayments of held
    to maturity securities                  476,304     2,422,366       580,646
  Proceeds from sale of held
    to maturity security                          -             -       110,906
  Principal repayments of available
    for sale securities                     820,849       403,391       900,182
  Proceeds from sale of trading
    securities                               75,108             -             -
  Proceeds from maturities of available
    for sale securities                   1,500,000     1,500,778     3,260,000
  Proceeds from maturities of held
    to maturity securities                1,420,000     2,732,843     4,567,408
  Purchases of available for
    sale securities                      (3,177,376)   (4,895,000)   (7,153,908)
  Purchases of held to maturity
    securities                           (3,697,609)   (1,148,000)   (6,304,138)
  Proceeds from sales of loans            5,547,639     8,890,919     3,243,766
  Net increase in loans                 (34,002,367)  (45,731,646)   25,197,839)
  Capital expenditures                   (1,182,367)   (1,048,670)     (310,722)
                                       ------------  ------------  -------------

        Net cash used in
        investing activities            (34,286,319)  (35,897,119)  (22,947,349)




















                               (continued on F-10)
        The accompanying notes are an integral part of these statements.
                                         F-9b

                United Financial Holdings, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                           For the Years Ended December 31,
                                       ---------------------------------------
                                            2000         1999           1998
                                       ------------  ------------  -------------
Cash flows from financing activities:
  Net increase in demand deposits,
    NOW accounts, money market accounts
    and savings accounts               $ 14,788,311  $ 24,744,269  $ 11,317,459
  Net increase (decrease) in
   certificates of deposit               12,265,610    11,258,267    (2,441,058)
  Net increase (decrease) in
   securities sold under
   agreements to repurchase               2,855,814    (1,488,671)    7,714,970
  Repayment of long-term debt                     -       (33,750)   (2,644,402)
  Issuance of Company-obligated
   mandatory redeemable capital
   securities  of subsidiary trust
   holding solely subordinated
   debentures of the Company                      -       749,600     6,000,000
  Issuance of common stock                        -       766,764     2,989,923
  Dividend paid on preferred stock           (7,000)      (10,798)      (15,470)
  Dividend paid on common stock            (763,277)     (663,907)     (535,631)
  Purchase of Treasury Shares              (116,446)            -             -
                                       ------------  ------------  -------------
         Net cash provided by
         financing activities            29,023,012    35,321,774    22,385,791
                                       ------------  ------------  -------------

Net increase in cash and cash
  equivalents                               554,117       899,579       629,948

Cash and cash equivalents at
  beginning of year                       8,866,336     7,966,757     7,336,809
                                       ------------  ------------  -------------

Cash and cash equivalents at
  end of year                          $  9,420,453  $  8,866,336  $  7,966,757
                                       ============  ============  =============

Cash paid during the year for:
  Interest                             $  7,819,396  $  5,782,619  $  5,263,904
  Income taxes                         $  2,287,567  $  1,288,470  $  1,108,451

Supplemental Disclosure of Non-Cash Activity
Reclassification of loans to
 foreclosed real estate                $    100,000  $  1,038,266   $ 1,253,160
                                       ============  ============   ===========

Reclassification of
 foreclosed real estate to loans       $          -  $          -   $   262,500
                                       ============  ============   ===========

Performance shares issued              $    346,592  $    399,073   $   264,107
                                       ============  ============   ===========

        The accompanying notes are an integral part of these statements.

                United Financial Holdings, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Financial Holdings, Inc. (the "Company") is a registered bank holding company formed in 1982, the principal subsidiary of which is United Bank ("Bank"), a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. The Bank was founded in 1979 and is a community-oriented, full service commercial bank with six branch offices serving the southern Pinellas County area of the State of Florida.

Following is a summary of the significant accounting policies that have been consistently applied in the preparation of the consolidated financial statements of United Financial Holdings, Inc. and Subsidiaries.

1.     Principles of Consolidation

The consolidated financial statements include the accounts of United Financial Holdings, Inc. (the "Company") and its Subsidiaries, the Bank, EPW Investment Management ("EPW"), United Trust Company ("Trust") and UFH Capital Trust I ("UFHCT"), after all significant intercompany accounts and transactions have been eliminated.

2.     Cash and Cash Equivalents

For the purpose of presentation in the Consolidated Statements of Cash Flows, cash and cash equivalents includes cash on hand and non-interest bearing amounts due from correspondent banks.

3.     Use of Estimates in Financial Statements

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.     Securities

The Company's investment securities are classified in the following categories and accounted for as follows:

* Trading Securities. Government and corporate bonds and corporate securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. The Company had one trading security, which was transferred from securities available for sale during the year ended December 31, 1998, at which time book value approximated market value. The security has an unrealized gain of $24,737 and $87,354 at December 31, 1999 and 1998, respectively.

    The security was sold during 2000 for a minimal gain.

* Securities Held to Maturity. Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity. Such securities may be sold or transferred to the available for sale or trading securities classification only as a result of isolated, non-recurring, or unusual changes in circumstances which the Company could not have reasonably anticipated, such as a change in statutory or regulatory requirements regarding investment limitations or a significant deterioration in a security issuer's credit-worthiness.

* Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities held to maturity, which may be sold prior to maturity as part of asset/liability management or in response to other factors, and are carried at fair value with any valuation adjustment reported in a separate component of stockholders' equity, net of the tax effect.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized as write downs of the individual securities to their fair value. Such write-downs are included in earnings as realized losses. There were no such write-downs during 2000, 1999 and 1998.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

5.     Loans and Allowance for Loan Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance. These receivables are adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and un-amortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the related loan's yield, generally over the contractual life of the loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

6.     Accounting for Impairment of Loans

The Company's measurement of impaired loans includes those loans that are non-performing and have been placed on non-accrual status and those loans that are performing according to all contractual terms of the loan agreement but may have substantive indication of potential credit weakness.

Residential mortgages and consumer loans and leases outside the scope of SFAS No. 114 are collectively evaluated for impairment.

7.     Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

8.     Other Real Estate Owned (ORE)

Other real estate owned is initially recorded at fair value at the date of foreclosure, less estimated selling costs. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

Valuations are periodically performed by management, or obtained from independent appraisers, and an allowance for loss is established by a charge to operations if the value of the property declines below its original estimated fair value.

If a sale of real estate owned results in a gain, the gain is accounted for in accordance with FASB Statement No. 66, Accounting for Sales of Real Estate. Accordingly, gains may be deferred or recognized currently depending on the terms of the sale. Losses are charged to operations as incurred.

9.     Intangible Assets

Intangible assets include core deposit premiums paid to acquire certain customer deposit bases and the remaining excess of cost over net tangible assets acquired. These assets are being amortized on a straight-line basis over their estimated lives of 10-40 years.

10.    Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in net deferred assets and liabilities.

11.    Stock Based Compensation

The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company follows the disclosure option of SFAS No. 123, Accounting for Stock-Based Compensation, which requires that companies not electing to account for stock-based compensation as prescribed by the statement, disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

12.    Loan Fees

Net loan fees and processing costs are deferred and amortized over the lives of the loans using the interest method of amortization.

13.    Accounting for Impairment of Long-Lived Assets

The Company periodically reviews its long-lived assets for impairment. Impairment losses on long-lived assets are recognized when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The Company did not record any impairment losses during the years ended December 31, 2000 and 1999.

14.    Earnings per Share

The Company follows the standards of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

15.      Reclassifications

Certain reclassifications have been made to the December 31, 1999 and 1998 balances to conform to the December 31, 2000 presentation.

16.      Recently Issued Accounting Pronouncements

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

The FASB has issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was effective for the Company's fiscal year beginning January 1, 1997. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, de-recognizes financial assets when control has been surrendered, and de-recognizes liabilities when extinguished.

SFAS 125 will be replaced by SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS 125 without reconsideration. The Company does not expect SFAS 140 to have a material impact on the Company's statement of operations or balance sheet.

Derivation Instruments and Hedging Activities

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which was amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS 133 is effective, as amended, for fiscal quarters of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative was designated as part of a hedge transaction and, if it was, the type of hedge transaction. For fair-value hedge transactions in which the Company hedges changes in the fair value of an asset, liability or firm commitment, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. The ineffective portion of hedges will be recognized in current-period earnings. The Company has no present plans to engage in hedging activities and does not anticipate the adoption of SFAS 133 to have a material impact on the Company's statement of operations or balance sheet.

NOTE B - ACQUISITIONS

On September 30, 1995, the Company purchased 100% of the stock of Fiduciary Services Corp. ("FSC") for $450,000, issuing 150,000 shares at $3.00 per share of common stock of the Company plus a contingent payment of performance shares based upon net earnings of the trust department through 2001. The acquisition of FSC was accounted for as a purchase. The purchase price was allocated to net tangible assets acquired based upon their estimated fair market values. The performance shares will be recorded as additional purchase price. Included in intangible assets is $395,706 of excess of cost over net tangible assets acquired at date of acquisition.

On  January  31,  1996,  the  Company  completed  the  acquisition  of  EPW,  an independent investment management firm. The acquisition was facilitated by the issuance of $630,000 of 8% convertible subordinated debentures, plus a contingent payment of performance shares based upon net earnings of EPW through 2001. The performance shares will be recorded as compensation.

For the above acquisitions, the Company has reserved from its authorized but un-issued Common Stock, 225,000 shares as performance shares and 204,564 shares have been paid out as of December 31, 2000, of which 132,967 shares were accounted for as additional consideration and 71,597 shares were accounted for as compensation.

NOTE C - INITIAL PUBLIC OFFERING

On December 16, 1998, the Company completed an Initial Public Offering (IPO) in which it issued 507,705 shares of common stock at a price of $7.25 per share. The common stock trades on the NASDAQ Small Cap Market under the symbol "UFHI". Concurrent with the common stock offering, the Company issued through UFH Capital Trust I, 1,349,920 shares of $5.00 par value Trust Preferred securities with a coupon rate of 9.40%. The Trust Preferred securities trade on the NASDAQ Small Cap Market under the symbol "UFHIP". Proceeds from the offering totaled $9,554,011 net of underwriting fees and Trust Preferred costs of $876,450.

NOTE D - UFH CAPITAL TRUST I

On December 16, 1998, UFH Capital Trust I ("UFHCT"), a Delaware statutory business trust created by the Company, issued $6,749,600 (including an over allotment of $749,600 that closed on January 14, 1999) of 9.40% Cumulative Trust Preferred Securities ("Securities") which will mature on December 10, 2028, subject to earlier redemption in certain circumstances. The principal asset of UFHCT is a $6,959,200 subordinated debenture of the Company. The subordinated debenture bears interest at the rate of 9.40% and matures December 16, 2028, subject to earlier redemption in certain circumstances. The Company owns all of the common securities of UFHCT.

The Securities, the assets of UFHCT, and the common securities issued by UFHCT, are redeemable in whole or in part on or after December 10, 2003 or at any time, in whole (but not in part) within 180 days following the occurrence of certain events. The Securities are included in Tier I Capital for regulatory purposes, subject to certain limitations.

The obligations of the Company with respect to the issuance of the Securities constitute a full and unconditional guarantee by the Company of UFHCT's obligation with respect to the Securities.

Subject to certain exceptions and limitations, the Company may, from time to time, defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related securities and, with certain exceptions, prevent the Company from declaring and paying cash distributions on the Company's common stock or debt securities that rank pari passu or junior to the subordinated debentures.

NOTE E - BUSINESS SEGMENT INFORMATION

United Financial has three reportable segments: Commercial Banking, Trust Services, and Investment Management Services. Commercial Banking delivers a full range of financial services to individuals and small to medium sized businesses. Services include loan products such as commercial mortgages, business equipment loans and lines of credit, equity lending, credit cards, and loans for automobile and other personal financing needs, and various products designed to meet the credit needs of small businesses. In addition, Commercial Banking offers various deposit products that meet customers' savings and transaction needs. Trust Services is comprised of client fiduciary services and provides primarily fee-based income. This area includes not only traditional trust services, but also is a wholesale provider of trust services such as data processing, administrative and accounting support and asset custody services to professionals holding assets in trust, such as legal and accounting firms. Investment Services offers investment management services through an investment advisory firm registered under the Investment Advisers Act of 1940. Such investment management services are offered to corporate, municipal, and high net worth individual clients throughout the State of Florida and the southeastern United States. Corporate and Other includes corporate expenses such as corporate overhead, intercompany transactions, and certain goodwill amortization. The accounting policies of the reportable segments are the same as those described in Note A.

The following table presents the Company's Business Segment Information for the years ended December 31, 2000, 1999 and 1998, respectively:
                  Commercial  Investment   Trust      Corporate
                   Banking    Management  Services    & Overhead       Total
                 ------------ ----------- ----------- ------------ ------------
    2000
Interest income  $ 19,033,678 $         - $   244,035 $  (141,007) $ 19,136,706
Interest expense    7,437,915           -           -     501,593     7,939,508
                 ------------ ----------- ----------- ------------ ------------
Net interest
 income            11,595,763           -     244,035    (642,600)   11,197,198
Other income        2,024,007   1,700,927   1,519,069    (159,926)    5,084,077
                 ------------ ----------- ----------- ------------ ------------
Total income       13,619,770   1,700,927   1,763,104    (802,526)   16,281,275
Loan loss provision   650,000           -           -           -       650,000
Non interest
 expense            7,584,527   1,845,550   1,287,234      127,062   10,844,373
                 ------------ ----------- ----------- ------------ ------------
Pre-tax income      5,385,243    (144,623)    475,870     (929,588)   4,786,902
Income taxes
 (benefit)          1,913,021     (53,655)    212,146     (338,128)   1,733,384
                 ------------ ----------- ----------- ------------ ------------
Segment net
 earnings        $  3,472,222 $   (90,968)$   263,724 $   (591,460)$  3,053,518
                 ============ =========== =========== ============ ============
Total assets     $237,554,967 $   601,844 $ 3,369,367 $  1,934,635 $243,460,813
                 ============ =========== =========== ============ ============
Capital
 expenditures    $  1,003,242 $    26,115 $   153,010 $          - $  1,182,367
                 ============ =========== =========== ============ ============

    1999
Interest income  $ 14,579,861 $         - $   196,196 $    (65,544)$ 14,710,513
Interest expense    5,263,836           -           -      575,393    5,839,229
                 ------------ ----------- ----------- ------------ ------------
Net interest
 income             9,316,025           -     196,196     (640,937)   8,871,284
Other income        2,000,774   1,593,054   1,630,459     (103,444)   5,120,843
                 ------------ ----------- ----------- ------------ ------------
Total income       11,316,799   1,593,054   1,826,655     (744,381)  13,992,127
Loan loss provision   785,000           -           -            -      785,000
Non interest
 expense            6,774,763   1,588,305   1,147,680       41,301    9,552,049
                 ------------ ----------- ----------- ------------ ------------
Pre-tax income      3,757,036       4,749     678,975     (785,682)   3,655,078
Income taxes
 (benefit)          1,328,800     (13,235)    274,944     (268,324)   1,322,185
                 ------------ ----------- ----------- ------------ ------------
Segment net
 earnings        $  2,428,236 $    17,984 $   404,031 $   (517,358)$  2,332,893
                 ============ =========== =========== ============ ============
Total assets     $205,178,434 $   462,832 $ 3,422,100 $    417,942 $209,481,308
                 ============ =========== =========== ============ ============
Capital
 expenditures    $    973,121 $    35,457 $    45,927 $          - $  1,054,505
                 ============ =========== =========== ============ ============

                  Commercial  Investment   Trust      Corporate
                   Banking    Management  Services    & Overhead       Total
                 ------------ ----------- ----------- ------------ ------------
        1998
Interest income  $ 12,561,480 $         - $   170,611 $   (73,311) $ 12,658,780
Interest expense    5,066,193       4,015           -     198,111     5,268,319
                 ------------ ----------- ----------- ------------ ------------

Net interest
 income             7,495,287      (4,015)    170,611    (271,422)    7,390,461
Other income        1,645,718   1,447,113     956,042      39,630     4,088,503
                 ------------ ----------- ----------- ------------ ------------
Total income        9,141,005   1,443,098   1,126,653    (231,792)   11,478,964
Loan loss provision   752,000           -           -           -       752,000
Non interest
 expense            5,652,029   1,356,633     950,676        (252)    7,959,086
                 ------------ ----------- ----------- ------------ ------------
Pre-tax income      2,736,976      86,465     175,977    (231,540)    2,767,878
Income taxes
 (benefit)            969,555      37,914      71,073     (67,972)    1,010,570
                 ------------ ----------- ----------- ------------ ------------

Segment net
 earnings        $  1,767,421 $    48,551 $   104,904 $  (163,568) $  1,757,308
                 ============ =========== =========== ============ ============

Total assets     $168,837,452 $   396,682 $ 2,666,328 $     1,717  $171,902,179
                 ============ =========== =========== ============ ============

Capital
 expenditures    $    389,634 $    24,151 $     2,165 $         -  $    415,950
                 ============ =========== =========== ============ ============

NOTE F - UNITED FINANCIAL HOLDINGS, INC. (Parent Only) CONDENSED
         FINANCIAL INFORMATION

The Bank, EPW, Trust and UFHCT are wholly-owned subsidiaries of United Financial Holdings, Inc. The majority of the Company's assets are represented by its investment in the Bank and its primary source of income is dividends from the Bank and Trust.

During 1989, the Company authorized the issuance of 150,000 shares of $10 par value cumulative, convertible, 7% preferred stock. The shares are convertible into common shares at $1.19 per share.

NOTE F - UNITED FINANCIAL HOLDINGS, INC. (Parent Only) CONDENSED
         FINANCIAL INFORMATION - Continued

Following is condensed financial information of the Company.

                                           For the Years Ended December 31,
                                       ---------------------------------------
                                            2000         1999           1998
                                       ------------  ------------  -------------
Balance Sheets
   Cash and cash equivalents           $  2,017,268  $  2,975,207  $  4,451,859
   Trading securities                             -        81,600       157,354
   Equity securities                      1,665,061       773,000             -
   Note receivable                          500,000       500,000             -
   Due from subsidiaries                    258,628       499,183       192,432
   Investment in Bank                    18,861,637    15,872,307    13,617,578
   Investment in EPW                         63,291       154,259       136,275
   Investment in United Trust             3,338,742     3,399,823     2,646,885
   Investment in UFH Cap Trust I            209,600       209,600       209,600
   Intangible assets                        467,984       499,011       546,230
   Receivable from UFH Cap Trust I                -             -       774,476
   Other assets                              62,709        38,431       120,530
                                       ------------  ------------  -------------
                                       $ 27,444,920  $ 25,002,421  $ 22,853,219
                                       ============  ============  ============

   Note payable                        $          -  $          -  $          -
   Convertible subordinated
            debentures                      630,000       630,000       630,000
   Junior subordinated debentures
       issued to UFH Cap Trust I          6,959,200     6,959,200     6,959,200
   Other liabilities                        319,637       590,838       492,913
   Stockholders' equity                  19,536,083    16,822,383    14,771,106
                                       ------------  ------------  -------------
                                       $ 27,444,920  $ 25,002,421  $ 22,853,219
                                       ============  ============  ============

NOTE F - UNITED FINANCIAL HOLDINGS, INC. (Parent Only) CONDENSED
         FINANCIAL INFORMATION - Continued

                                                  December 31,
                                       ---------------------------------------
                                            2000         1999           1998
                                       ------------  ------------  -------------
Statements of Earnings
   Equity in earnings of Bank          $  3,472,222  $  2,428,237  $  1,767,421
   Equity in earnings (loss) of EPW         (90,968)       17,985        48,551
   Equity in earnings of United Trust       263,724       404,031        95,599
   Gain (loss) on trading account            (6,492)       41,808        87,354
   Other income                              42,339        64,308       100,345
   Interest expense                        (684,864)     (702,748)     (275,116)
   Other expense                           (280,571)     (189,052)     (144,123)
                                       ------------  ------------  -------------
   Earnings before income taxes           2,715,390     2,064,569     1,680,031
   Income tax benefit                       338,128       268,324        77,277
                                       ------------  ------------  -------------
          Net earnings                 $  3,053,518  $  2,332,893  $  1,757,308
                                       ============  ============  =============

NOTE G - SECURITIES

At December 31, 2000 and 1999, the carrying value and estimated market value of investments in debt and equity securities were as follows:

                                Carrying
                                  Value      Gross      Gross
                               (Amortized  Unrealized Unrealized   Estimated
                                  Cost)      Gains      Losses    Market Value
                               ----------- ---------- ---------- -------------
DECEMBER 31, 2000
Securities held to maturity:
U.S. Treasury securities and
  obligations of U.S.Government
  corporations and agencies    $10,798,927 $  103,311 $   46,545  $ 10,855,693
Obligations of State and
 political subdivisions          1,672,400     11,580     11,509     1,672,471
Mortgage-backed securities       3,464,577      4,098     18,860     3,449,815
Other                              100,000          -          -       100,000
                               ----------- ---------- ---------- -------------
Total                          $16,035,904 $  118,989 $   76,914 $  16,077,979
                               =========== ========== ========== =============

                               Historical    Gross       Gross      Carrying
                               Amortized   Unrealized  Unrealized     Value
                                Cost         Gains      Losses    (Market Value)
                               ----------- ---------- ----------- --------------
Securities available for sale:
U.S. Treasury securities and
 obligations of U.S. government
 corporations and agencies     $ 4,026,257 $   43,618 $    6,215  $  4,063,660
Obligations of State and
 political subdivisions          2,015,155          -     23,208     1,991,947
Mortgage-backed securities       2,488,828     19,349        222     2,507,955
Equity securities                2,814,651          -     81,875     2,732,776
                               ----------- ---------- ----------- --------------
Total                          $11,344,891 $   62,967 $  111,520  $ 11,296,338
                               =========== ========== ==========  ==============


                                Carrying
                                  Value      Gross      Gross
                               (Amortized  Unrealized Unrealized   Estimated
                                  Cost)      Gains      Losses    Market Value
                               ----------- ---------- ---------- -------------
DECEMBER 31, 1999
Securities held to maturity:
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies    $10,111,441 $    1,655 $  276,011 $    9,837,085
Obligations of State and
 political subdivisions          1,825,423     11,692     77,183      1,759,932
Mortgage-backed securities       2,003,792      1,763    121,614      1,883,941
Corporate obligations              500,021          -      8,771        491,250
Other                              100,000          -          -        100,000
                               ----------- ---------- ---------- -------------
Total                          $14,540,677 $   15,110 $  483,579 $   14,072,208
                               =========== ========== ========== ==============

                               Historical    Gross       Gross      Carrying
                               Amortized   Unrealized  Unrealized     Value
                                Cost         Gains      Losses    (Market Value)
                               ----------- ---------- ----------- --------------
Securities available for sale:
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies    $ 5,403,131 $   10,373 $   117,425  $  5,296,079
Obligations of State and
  political subdivisions         1,803,336          -      94,164     1,709,172
Mortgage-backed securities       1,146,820      3,368      14,209     1,135,979
Equity securities                1,922,590          -     140,000     1,782,590
                               ----------- ---------- -----------  -------------
Total                          $10,275,877 $   13,741 $   365,798  $  9,923,820
                               =========== ========== ===========  =============

Proceeds from the sale of investments in debt securities totaled $110,906 for the year ended December 31, 1998 with a resulting gain of $78,498, which is included in other service charges, fees and income. The sale of these held to maturity debt securities during the year ended December 31, 1998 was due to a significant deterioration in the issuer's credit-worthiness. There were no proceeds from sales of investments in debt securities for the years ended December 31, 2000 and 1999.

The amortized cost and estimated market value of debt securities at December 31, 2000 by contractual maturity, are shown below. Actual maturities may differ from contractual maturities due to borrowers having the right to call or prepay obligations with or without call or prepayment penalties.

                  Securities held to maturity     Securities available for sale
                 ------------------------------- -------------------------------
                   Carrying                                   Carrying
                    Value    Estimated            Historical   Value
                 (Amortized    Market    Average  Amortized   (Market   Average
                    Cost)      Value      Yield      Cost       Value)   Yield
                 ----------  ----------  -------  ----------  ---------- -------
Due in one year
  or less        $1,259,911  $1,262,983   6.221%  $        -  $        -      -

Due after one
  year through
  five years      7,089,769   7,126,172   6.470%   2,847,643   2,883,848  6.709%

Due after five
  years through
  ten years       3,703,115   3,730,670   6.892%   3,193,769   3,171,759  6.948%

Due after ten
  years             518,532     508,340   4.620%   1,130,749   1,151,278  7.635%

                Securities held to maturity      Securities available for sale
                -------------------------------- -------------------------------
                   Carrying                                  Carrying
                    Value   Estimated           Historical   Value
                 (Amortized   Market    Average Amortized   (Market    Average
                    Cost)     Value      Yield     Cost      Value)    Yield
                ----------- ----------- ------- ----------- ---------- -------
Mortgage-
  backed
  securities      3,464,577   3,449,814  6.940%   1,358,079   1,356,677  6.619%

Equity securities         -           -       -   2,814,651   2,732,776  2.538%
                ----------- ----------- ------- ----------- ----------- -------
     Total      $16,035,904 $16,077,979         $11,344,891 $11,296,338
                =========== ===========         =========== ===========

Investment securities with a carrying value (which approximates market value) of approximately $13,418,000 and $8,406,000 at December 31, 2000 and 1999,
respectively, were pledged to secure public funds and securities sold under agreements to repurchase.

NOTE H - LOANS

Major classifications of loans were as follows:

                                                      December 31,
                                                   2000           1999
                                              ------------    ------------
          Real estate mortgage                $116,808,030    $108,742,717
          Commercial                            61,970,060      41,358,490
          Installment and other                  7,051,507       6,768,611
                                              ------------    ------------
                                               185,829,597     156,869,818
          Less:  Allowance for loan losses       2,760,968       2,340,857
                    Unearned fees                1,041,109       1,031,553
                                              ------------    ------------
          Loans, net                          $182,027,520    $153,497,408
                                              ============    ============

Changes in the allowance for loan losses were as follows:

                                              For the Years Ended December 31,
                                              --------------------------------
                                                  2000      1999      1998
                                              ----------- ---------- ----------
     Balance at beginning of year             $2,340,857  $1,983,753 $1,647,355
     Provision charged to operating expenses     650,000     785,000    752,000
     Recoveries on loans previously charged off   84,525      32,596     10,536
     Loans charged off                          (314,414)   (460,492)  (426,138)
                                              ----------- ---------- ----------
          Balance at end of year              $2,760,968  $2,340,857 $1,983,753
                                              ==========  ========== ==========

Changes in unearned fees were as follows:
                                         For the Years ended December 31,
                                       ---------------------------------------
                                            2000         1999           1998
                                       ------------  ------------  -------------
          Balance at beginning of year $  1,031,553  $    627,993  $    520,862
          Points deferred on loans          302,493       525,290       257,085
          Points recognized in income      (292,937)     (121,730)     (149,954)
                                       ------------  ------------  -------------
          Balance at end of year       $  1,041,109  $  1,031,553  $    627,993
                                       ============  ============  ============
Impaired loans were as follows:
                                                     December 31,
                                        ---------------------------------------
                                          2000            1999           1998
                                        -----------   ------------  -----------
  Balance at end of period              $   586,339   $ 2,325,172   $ 4,001,964
  Average balance during period           1,623,304     3,016,132     2,808,974
  Total related allowance for losses         95,000       231,000       602,000
  Interest income recognized on
   impaired loans                            22,588       103,600        86,700

The only loans sold by the Bank during 2000, 1999 and 1998 were SBA loans. In accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, a servicing asset is recorded when the Bank sells the SBA loans and retains the servicing. The book value of such assets, which the Bank believes approximates the fair value of such assets at December 31, 2000, 1999 and 1998 was $392,000, $408,000, and
$141,000, respectively. Amortization expense relating to such servicing assets of $43,000, $25,000 and $13,000 was recorded for 2000, 1999 and 1998, respectively. The Company periodically reviews prepayment and default assumptions to determine impairment. No valuation for impairment of these assets was deemed necessary for the periods presented.

NOTE I - PREMISES AND EQUIPMENT

Major classifications of premises and equipment are as follows:
                                                     December 31,
                                        ---------------------------------------
                                          2000            1999         Life
                                        ------------  ------------  -----------
          Land                          $  1,688,779  $  1,688,779            -
          Land improvements                   64,746        64,746            -
          Leasehold improvements             512,976       115,811        3-16
          Building and building
            improvements                   7,763,995     7,623,685       10-40
          Furniture, fixtures
            and equipment                  3,624,126     3,017,053        3-10
                                        ------------  ------------
                                          13,654,622    12,510,074
          Less accumulated depreciation
            and amortization               3,516,998     2,891,538
                                        ------------  ------------
                                        $ 10,137,624  $  9,618,536
                                        ============  ============

Depreciation of premises and equipment and amortization of leaseholds was $663,279, $704,823 and $576,515 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE J - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, consist of the following:

                                                        December 31,
                                               --------------------------------
                                                    2000             1999
                                               ------------     -------------
          Deferred tax assets
            Allowance for loan losses           $   931,000      $   815,000
            Deferred loan fees                      320,000          325,000
            Deferred compensation                   188,000          143,000
            Securities available for sale            18,000          133,000
            Net operating loss carryforward (1)           -           15,000
                                                -----------      -------------
                                                  1,457,000        1,431,000

          Deferred tax liabilities
            Fixed assets                            131,000          225,000
                                                -----------      -------------

          Net deferred tax asset,
            included with other assets          $ 1,326,000      $  1,206,000
                                                ===========      ============

(1) Relates to net operating losses of two acquired subsidiaries. The acquisitions resulted in ownership changes for purposes of Section 382 of the Internal Revenue Code of 1986, as amended. Consequently, the net operating loss carryforwards are subject to a yearly limitation on their utilization and can only be applied against future income of the acquired subsidiaries. Such operating loss carryforwards at December 31, 2000 have been fully utilized.

Management believes that it is more likely than not that the net deferred tax asset will be realized and, therefore, a valuation allowance has not been recorded against the deferred asset at December 31, 2000 and 1999.

The Company's effective tax rate varies from the statutory rate of 34%. The reasons for this difference are as follows:

                                         For the Years ended December 31,
                                       ---------------------------------------
                                            2000         1999           1998
                                       ------------  ------------  -------------
  Computed "expected" tax provision    $  1,628,000  $  1,242,700  $   941,000
  Tax exempt interest income
  - securities                              (20,000)      (22,800)     (14,800)
  Tax exempt income - life insurance        (48,000)      (46,000)     (46,500)
  Goodwill amortization                      40,200        29,000       24,000
  State taxes net of federal benefit         98,100       104,300       70,600
  Other, net                                 35,084        14,985       36,270
                                       ------------  ------------  -------------
               Total                   $  1,733,384  $  1,322,185  $  1,010,570
                                       ============  ============  ============

NOTE K - DEPOSITS

At December 31, 2000, the scheduled maturities of time deposits are as follows:

          2001                                                     $66,428,775
          2002                                                       9,634,874
          2003                                                       3,236,138
          2004                                                         706,176
          2005                                                       1,634,938
                                                                   -----------
                                                                   $81,640,901
                                                                   ===========
NOTE L - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company enters into retail repurchase agreements with certain of its customers. These agreements mature daily. All securities collateralizing these agreements were under the Company's control for each respective time period. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                             Year Ended December 31,
                                       ---------------------------------------
                                            2000         1999           1998
                                       ------------  ------------  -------------
          Average balance              $11,223,767   $ 6,391,928   $ 3,983,959
          Average interest rate               4.35%         3.52%        3.55%
          Maximum month-end balance    $14,877,029   $ 7,307,044   $ 8,795,715

The average rate was determined by dividing the total interest paid by the average outstanding borrowings.

Securities underlying the agreements are as follows:

                                                      At December 31,
                                                 --------------------------
                                                   2000             1999
                                                 ------------  ------------
          Carrying value                         $10,198,819   $ 7,445,000
          Estimated fair value                   $10,163,566   $ 7,340,000


NOTE M - CONVERTIBLE SUBORDINATED DEBENTURES AND OTHER DEBT

Company debt consists of the following:

                                                       December 31,
                                                 --------------------------
                                                   2000             1999
                                                 ------------  ------------
    8% Convertible Subordinated Debentures issued in conjunction with the acquisition of EPW. The holder can convert to common stock at $4.12 per share at any time. Upon conversion, the common stock issued cannot be traded for a period of two years. Interest is payable semi-annually and the debentures mature January 31, 2006. The debentures are callable by the Company, in whole or part, as follows:

    Year                              Price
    2001                              103%
    2002                              102%
    2003                              101%
    2004 and thereafter               100%

                                                 $   630,000   $   630,000
                                                 ===========   ===========
The annual principal reductions of the long-term debt during each of the next five years ended December 31 are as follows:

          2001                                                 $          -
          2002                                                            -
          2003                                                            -
          2004                                                            -
          2005                                                            -
          Thereafter                                                630,000
                                                                -----------

                                                                $   630,000
                                                                ===========

In January 2001, the Company called the Convertible Subordinated Debentures. Upon receiving the call notice, the debenture holders elected to convert all the Debentures into common stock.

Line of Credit

On January 3, 2001, the Company signed a Commitment Letter with an unrelated bank to establish a revolving line of credit for $5,000,000. The Company expects to finalize the line of credit during the first quarter of 2001.

NOTE N - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and a regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) to total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000 and 1999, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios as of December 31, 2000 are as follows (dollars in thousands):

                                                                 To Be Well
                                                 Minimum       Capitalized Under
                                               For Capital     Prompt Corrective
                               Actual        Adequacy Purposes Action Provisions
                           ----------------  ----------------- ----------------
                             Amount  Ratio    Amount  Ratio     Amount  Ratio
                           ----------------  ----------------- ---------------
Stockholders' equity and
  ratio to total asset s   $  18,862  7.94%
Intangible assets               (374)
                           ---------
Tangible capital and
  ratio to adjusted
  total assets             $  18,488  7.23%  $ 3,834   1.5%
                           =========         =======

Tier I (core) capital and
 ratio to adjusted total
 assets                    $  18,436  7.21%  $ 7,668   3.0%     $ 12,780   5.0%
                           =========         ========           ========

Tier I capital and ratio to
 risk-weighted assets      $  18,436  9.27%  $ 5,963   3.0%     $ 11,926   6.0%
                           =========         =======            ========

Tier II capital - allowance
 for loan and lease loses  $   2,488
                           ---------
Total risk-based capital
and ratio to risk-
weighted assets            $  20,924 10.53%  $15,903   8.0%     $ 19,878  10.0%
                           =========         =======            ========

Total assets               $ 237,555
                           =========
Adjusted total assets      $ 255,590
                           =========
Risk-weighted assets       $ 198,783
                           =========

The Bank's actual capital amounts and ratios as of December 31, 1999 are as follows (dollars in thousands):

                                                                 To Be Well
                                                 Minimum       Capitalized Under
                                               For Capital     Prompt Corrective
                               Actual        Adequacy Purposes Action Provisions
                           ----------------  ----------------- ----------------
                             Amount  Ratio    Amount  Ratio     Amount  Ratio
                           ----------------  ----------------- ---------------
Stockholders' equity and
 ratio to total assets     $  15,872  7.74%
Intangible assets               (389)
Tangible capital and ratio
to adjusted total assets   $  15,483  7.14%  $  3,254  1.5%
                           =========         ========

Tier I (core) capital and
 ratio to adjusted total
 assets                    $  15,537  7.16%  $  6,508  3.0%     $10,846    5.0%
                           =========         ========           =======

Tier I capital and ratio to
 risk-weighted assets      $  15,537  9.16%  $  5,088  3.0%     $10,176    6.0%
                           =========         ========

Tier II capital - allowance
 for loan and lease losses     2,123
                           ---------

Total risk-based capital
 and ratio to risk-
 weighted assets           $  17,660 10.41%  $ 13,568  8.0%     $16,906   10.0%
                           =========         ========           =======

Total assets               $ 205,178
                           =========
Adjusted total assets      $ 216,918
                           =========
Risk-weighted assets       $ 169,599
                           =========

NOTE O - CONCENTRATIONS OF RISK

All of the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers who are substantially all located in the Company's market area. The majority of customers are depositors of the Company. The concentrations of credit by type of loan are set forth in Note H. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit. At December 31, 2000 and 1999, less than 4% of the Company's loans are unsecured.

At December 31, 2000, one customer controlled approximately 13% of the total deposits of the Bank. Such deposits were invested primarily in short-term investments.

NOTE P - COMMITMENTS AND CONTINGENT LIABILITIES

Off balance-sheet risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risks in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet credit risk. The contract or notional amounts are as follows:

                                                             December 31,
                                                     ---------------------------
                                                        2000           1999
                                                     ------------  ------------
   Commitments to extend credit                      $ 29,546,146  $ 23,967,359
   Standby letters of credit and
   financial guarantees written                      $  2,723,906  $  2,032,288

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds residential or commercial real estate, accounts receivable, inventory, and equipment as collateral supporting those commitments for which collateral is deemed necessary.

Litigation

The Company is party to certain litigation encountered in the course of its normal operations, a portion of which involves actions brought against borrowers, generally involving foreclosure proceedings. In some instances, borrowers or interested parties have filed or threatened suit in retaliation. Management, after consulting with legal counsel, believes that it has valid defenses and intends to vigorously defend these matters. Management is of the opinion that an unfavorable outcome, if any, would not have a material effect upon the consolidated financial statements.

Operating Leases

The Company also has operating leases covering certain office equipment and office facilities expiring at various times through 2013.

The minimum annual rentals under these leases as of December 31, 2000, are as follows:

      Year                       Amount
      -------------            ----------
      2001                     $   252,707
      2002                         243,167
      2003                         196,667
      2004                         197,783
      2005                         193,806
      Thereafter                 1,144,664
                               -----------

 Total minimum lease payments  $ 2,228,794
                               ===========

The Company's rent expense was $99,896, $96,788, and $102,342 for the years ended December 31, 2000, 1999 and 1998, respectively.

Pending Acquisition

In September 2000, the Company signed a Definitive agreement to acquire First Security Bank in Sarasota, Florida. The acquisition will be accounted for using purchase accounting and the Company will pay up to $2.2 million and issue preferred convertible stock. It is anticipated that the purchase will be completed sometime in the first quarter of 2001. The acquisition is not expected to result in any pro-forma disclosures.

NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

The Company, in estimating the fair value of its financial instruments, used the following methods and assumptions:

    Cash and due from banks and interest bearing deposits with other banks: Fair value equals the carrying value of such assets.

    Investment securities and investment securities available for sale: Fair values for investment securities are based on quoted market prices.

    Federal funds sold: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

    Loans: For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rate used to determine the present value of these loans was based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

    Off-balance-sheet instruments: The Company's loan commitments, standby letters of credit and financial guarantees written, which approximate $32,000,000 and $26,000,000 at December 31, 2000 and 1999, respectively, are negotiated at current market rates and are relatively short-term in nature and, as a matter of policy, the Company generally makes commitments for fixed rate loans for relatively short periods of time. Therefore, the estimated value of the Company's loan commitments approximates the fees charged for entering into the commitments.

    Deposit liabilities: The fair values of demand deposits are, as required by SFAS 107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

    Short-term  borrowings:  The  carrying  value of  Federal  funds  purchased,
    securities  sold  under   agreements  to  repurchase  and  other  short-term
    borrowings approximate their carrying values.

    Long-term  debt:  The  carrying  value  of  the  Company's   long-term  debt
    approximates its fair value since the interest rates on these instruments approximate market interest rates.

    Cumulative trust preferred securities: Fair value for cumulative trust preferred securities are based on quoted market prices.

                                      For the Years Ended
                               ---------------------------------
   Financial Instruments        December 31, 2000      December 31, 1999
                               --------------------  --------------------
                               Carrying  Estimated   Carrying   Estimated
                               Amount    Fair Value  Amount     Fair Value
Assets:                           (in thousands)        (in thousands)
                               --------------------  ----------------------
   Cash and due from banks     $  9,420  $  9,420    $  8,866   $  8,866
  Federal funds sold              4,961     4,961       2,917      2,917
  Trading securities                  -         -          82         82
  Securities held to maturity    16,036    16,078      14,541     14,072
  Securities available for sale  11,296    11,296       9,924      9,924
  Loans                         185,830   186,122     156,870    156,690
  Federal Home Loan Bank stock      507       507         507        507
  Federal Reserve Bank stock        226       226         204        204

                                      For the Years Ended
                               ---------------------------------
                                December 31, 2000      December 31, 1999
                               --------------------  --------------------
                               Carrying  Estimated   Carrying   Estimated
                               Amount    Fair Value  Amount     Fair Value
          Liabilities             (in thousands)        (in thousands)
                               --------------------  ----------------------
  Demand deposits                 37,051   37,051        32,936   32,936
  NOW and money market            78,887   78,887        67,914   67,914
  Savings                          4,573    4,573         4,873    4,873
  Time, $100,000 and over         28,013   27,979        16,679   16,720
  Other time                      53,628   53,538        52,696   52,832
  Securities sold under
    agreements to repurchase      10,163   10,163         7,307    7,307
  Convertible subordinated
    debentures                       630    1,165           630    1,022
  Cumulative trust preferred
    securities                     6,750    6,750         6,750    6,412
  Off balance sheet items              -      320             -      260

NOTE R - RELATED PARTIES

The Bank has entered into transactions with its directors, significant stockholders, and their affiliates ("related parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties approximated $8,229,000, $6,194,000 and $5,277,500 at December 31, 2000, 1999
and 1998, respectively.

During November 1997, an affiliate of one of the Company's directors entered into an exclusive right to a lease agreement (the "Lease Agreement") with Imaginative Investments, Inc., a subsidiary of the Company and the owner of the real property covering the Company's principal executive office (the "Owner"). Pursuant to the Lease Agreement, the Owner granted to such entity the exclusive right to lease 17,918 square feet of the Company's principal executive office for a total of $246,373 or $13.75 per rental square foot with annual escalations of 3%, and three to five year lease terms in return for a commission of 3% if no outside broker is used and 6% in the event an outside broker is used. The Lease Agreement commenced July 14, 1997 and terminated at midnight on July 14, 1998. As of December 31, 2000, the space was 100% leased.

During March 1997, an affiliate of one of the Company's directors (the "Manager") entered into a property Management Agreement with Imaginative Investments, Inc., a subsidiary of the Company, pursuant to which the Manager is employed to act as the sole and exclusive manager in the leasing, operation and management of the Company's principal executive offices for total consideration of approximately $19,000. The Owner is required to maintain comprehensive general public liability insurance in the amount of $2,000,000 naming as insured parties the Owner, Manager and such other parties as the Owner may direct. The Manager must maintain its own insurance to protect itself from any and all claims under any workers' compensation laws or other employer's liability laws.

NOTE S - PROFIT-SHARING PLAN

The Company has a defined contribution profit-sharing plan covering substantially all employees. The Board of Directors determines contributions annually. The Company contributed $117,000, $112,500 and $110,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The plan was amended in 1993 to include an Employee Stock Ownership Plan (ESOP) provision. As of December 31, 2000, the ESOP owned 157,806 shares of the Company's common stock. During 2000, the ESOP purchased an additional 22,350 shares on the open market.

The Company sponsors a deferred compensation 401(k) Plan for the benefit of eligible full-time employees. The 401(k) Plan, which is voluntary, allows employees to contribute up to 10 percent of their total compensation (or a maximum of $10,500 as limited by federal regulations) on a pre-tax basis. The Company makes a matching contribution of 100 percent of the first $500 and 40 percent thereafter, up to the maximum amount allowed by the 401(k) Plan. Employee contributions to the 401(k) Plan were $226,786, $182,040, and $184,204 for the years ended December 31, 2000, 1999 and 1998, respectively. The Company's matching contribution was $110,692, $90,732, and $92,857 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE T - STOCKHOLDERS' EQUITY

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations. Options to purchase 452,749 shares of common stock at $7.90 a share, 454,749 shares of common stock at $7.92 a share, and 481,380 shares of common stock at $7.96 a share at December 31, 2000, 1999 and 1998, respectively, were not included in the computation of diluted EPS because the options' exercise price was not less than the value of the common shares based on quoted market price or an independent appraisal. All these options have various lives and begin to expire in 2000.

                                    For the Year Ended December 31,
                  --------------------------------------------------------------
                              2000                             1999
                  -------------------------------  -----------------------------
                              Weighted   Per                   Weighted   Per
                              Average    Share                 Average    Share
                  Earnings    Shares     Amount    Earnings    Shares     Amount
                  ----------  ---------  --------  ----------  ---------  ------
Basic EPS
  Net earnings
  available to
  common
  stockholders    $3,046,518  4,232,304   $.72      $2,322,095  4,118,228  $.56
                                          ====                             ====

Effect of
 dilutive
 securities
 Incremental
 shares from
 assumed
 exercise or
 conversion
 of:
Convertible
 debt                 31,434    152,790                 31,434    152,790
Preferred
 stock                 7,000     81,196                 10,798    129,476
Stock
 options                   -      1,531                      -          -
                  ----------  ---------             ----------  ---------

Diluted EPS
  Net earnings
  available to
  common
  stockholders
  and assumed
  conversions     $3,084,952  4,467,821   $.69      $2,364,327  4,400,494  $.54
                  ==========  =========   ====      ==========  =========  ====















                              (continued on F-38b)
                                       F-38a

                  For the Year Ended December 31,
                 -------------------------------
                               1998
                 -------------------------------
                               Weighted  Per
                               Average   Share
                  Earnings     Shares    Amount
                  ----------  ---------  ------
Basic EPS
  Net earnings
  available to
  common
  stockholders    $1,741,838  3,523,364   $.49
                                          ====

Effect of
 dilutive
 securities
 Incremental
 shares from
 assumed
 exercise or
 conversion
 of:
Convertible
 debt                 31,434    152,790
Preferred
 stock                15,470    185,508
Stock
 options                   -          -
                  ----------  ---------

Diluted EPS
  Net earnings
  available to
  common
  stockholders
  and assumed
  conversions     $1,788,742  3,861,662   $.46
                  ==========  =========   ====

During the year ended December 31, 1997, the Company adopted the United Financial Holdings, Inc. Stock Option and Incentive Compensation Plan ("Plan") under which 468,000 shares of common stock were reserved. Under the Plan, the Company may grant its Board of Directors and certain officers incentive stock options or non-qualified stock options to purchase a specified number of shares of common stock at a price not less than fair market value on the date of grant and for a term not to exceed 10 years. The options granted to the Board of Directors are 100% vested and the remaining options vest and become exercisable at 20% increments after each anniversary date of employment beginning after the second anniversary date.





                                       F-38b

During the year ended December 31, 1998, the Company adopted the United Financial Holdings, Inc. Stock Option Plan (the "1998 Plan") under which 250,000 shares of common stock were reserved. Under the Plan, the Company may grant stock options to key persons and other persons who contribute materially of the success and profitability of the Company. The Plan is also used to assist in attracting and retaining key individuals. The Company may grant incentive stock options or non-qualified stock options to purchase a specified number of shares of common stock at a price not less than the fair market value on the date of grant and for a term not to exceed 10 years. The options granted are subject to a vesting schedule as set forth in each individual option agreement. During the year ended December 31, 1999, 3,000 options were granted at $6.69 per share, the estimated fair market value of the Company's common stock at the grant date. During the year ended December 31, 2000, 53,000 options were granted at an average share price of $7.04.

                                                       Weighted
                                                       Range of      Average
                                            Number of  Per Share     Per Share
                                             Shares    Option Price  Price
                                            ---------  ------------  -----------
         Outstanding at December 31, 1997     508,500  $3.89-8.25    $ 7.88
         Options granted                            -       -             -
         Options exercised                     (6,000)      -         (5.08)
         Options forfeited                    (21,120)  5.08-7.94     (6.92)
                                            ---------

         Outstanding at December 31, 1998     481,380   7.63-8.25      7.94
         Options granted                        3,000        6.69      6.69
         Options exercised                          -       -             -
         Options forfeited                    (29,631)  7.94-8.25     (8.08)
                                            ---------

         Outstanding at December 31, 1999     454,749   6.69-7.63      7.92
         Options granted                       53,000   6.81-7.63      7.04
         Options exercised                          -       -             -
         Options forfeited                    (27,000)  7.63-7.94     (7.78)
                                            ---------

         Outstanding at December 31, 2000     480,749   6.69-7.94      7.83
                                            =========

The weighted-average remaining contractual life of the outstanding stock options at December 31, 2000, 1999 and 1998 was 88 months, 94 months and 103 months, respectively.

These options are exercisable as follows:

                                                                   Weighted
                                                                   Average
       Year Ending                                Number of        Exercise
       December 31,                               Shares           Price
    ---------------------                     ----------------  --------------
            2001                                  435,049          $  7.92
            2002                                   11,800            27.07
            2003                                   11,500            27.05
            2004                                   22,400            27.02
                                                   ------
                                                  480,749          $  7.83
                                                  =======

At December 31, 2000, in order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, the dividend yield would be 2.36% over the exercise period, the expected life of the options would be four years, and stock volatility would be 20%. At December 31, 1999 and 1998, it was assumed the risk-free rate was 6.0%, the dividend yield was 1.68% over the exercise period, the expected life of the option would be the entire exercise period, and stock volatility would approximate 20% due to a thinly traded market for the stock for these periods. The following information pertains to the fair value of the options at December 31, 2000, 1999 and 1998.

                                           For the Years Ended December 31,
                                         -------------------------------------
                                            2000         1999         1998
                                         ----------   ----------   -----------
   Weighted average-grant-date
    Fair value of options issued
    during the year                      $   75,610   $      NIL   $      NIL
                                         ==========   ==========   ==========

   Pro forma net earnings                $2,919,103   $2,244,347   $1,668,356
                                         ==========   ==========   ==========

   Pro forma basic earnings per share    $      .69   $      .54   $      .47
                                         ==========   ==========   ==========

NOTE U - EXECUTIVE COMPENSATION

The Company has employment contracts with certain executive officers of the Company, providing for a total annual payment equal to their annual base salary plus bonuses. These contracts are in effect until termination (as defined) of the related employee. If the Company, for other than just cause (as defined) terminates the employee, the affected employee shall receive, for a period of twelve months, continuing compensation equal to his compensation for the twelve month period immediately prior to termination.

The Company has established a non-qualified defined benefit plan covering certain executive employees. The Plan specifies that upon reaching age 65, the employee will receive an annual benefit (paid monthly) ranging from 40 percent to 60 percent of their annual salary, for 240 months. The Company will accrue the present value of the estimated future retirement payments over the period from the date of each agreement to the retirement date of the respective executive officer. To fund these benefit plans, the Company purchased single premium cash value life insurance policies with current cash surrender values of $2.8 million, which have been capitalized and included in other assets.

NOTE V - STOCK SPLIT

The Board of Directors declared a three-for-one common stock split effective July 1, 1998 issued on July 31, 1998. All amounts have been restated to reflect this stock split.

                             SUPPLEMENTAL SCHEDULES

                United Financial Holdings, Inc. and Subsidiaries

                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                                December 31, 2000

                            United
                            Financial       United
                            Holdings,Inc.    Bank         EPW       Trust
                            ------------- ------------  --------  ----------
        ASSETS
Cash and due from banks     $ 2,017,268   $  9,420,453  $420,208  $  140,912
Federal funds sold                    -      4,961,000       -             -
Securities held to maturity           -     15,625,314        -      410,590
Securities available for
  sale, at market             1,665,061      8,436,097        -    1,395,180
Loans, net                      500,000    181,527,520        -            -
Premises and equipment, net           -      9,877,129   48,695      211,800
Federal Home Loan Bank stock          -        506,600        -            -
Federal Reserve Bank stock            -        226,300        -            -
Accrued interest receivable      10,976      1,425,818        -       21,688
Intangible assets               467,985        374,235        -    1,118,024
Other real estate owned               -        175,000        -            -
Other assets                 22,783,630      4,999,501   132,941      71,173
                             -----------  ------------  --------  -----------
          Total assets       $27,444,920  $237,554,967  $601,844  $3,369,367
                             ===========  ============  ========  ==========


                                                    Eliminating    Consolidated
                             UFHCT       Total         Entries        Total
                          ----------  ------------  -------------- ------------
        ASSETS
Cash and due from banks   $        -  $ 11,998,841  $  (2,578,388) $  9,420,453
Federal funds sold                 -     4,961,000              -     4,961,000
Securities held to maturity        -    16,035,904              -    16,035,904
Securities available for
  sale, at market                  -    11,496,338       (200,000)   11,296,338
Loans, net                         -   182,027,520              -   182,027,520
Premises and equipment, net        -    10,137,624              -    10,137,624
Federal Home Loan Bank stock       -       506,600              -       506,600
Federal Reserve Bank stock         -       226,300              -       226,300
Accrued interest receivable        -     1,458,482              -     1,458,482
Intangible assets                  -     1,960,244              -     1,960,244
Other real estate owned            -       175,000              -       175,000
Other assets               6,959,200    34,946,445    (29,691,097)    5,255,348
                          ----------  ------------  -------------  -----------
          Total assets    $6,959,200  $275,930,298  $ (32,469,485) $243,460,813
                          ==========  ============  =============  ============

                United Financial Holdings, Inc. and Subsidiaries
              SUPPLEMENTAL CONSOLIDATING BALANCE SHEET - Continued

                                December 31, 2000

                            United
                            Financial        United
                            Holdings,Inc.     Bank         EPW       Trust
     LIABILITIES AND       ------------- -------------  --------  ----------
     STOCKHOLDERS' EQUITY

Deposits
  Demand                    $         -  $  39,629,359  $      -  $        -
  NOW and money market                -     78,887,097         -           -
  Savings                             -      4,572,993         -           -
  Time, $100,000 and over             -     28,213,356         -           -
  Other time                          -     53,627,545         -           -
                            ------------  ------------  --------  ----------
     Total deposits                   -    204,930,350         -           -

Securities sold under
 agreements to repurchase             -     10,162,858         -           -
Accrued interest payable         25,200        543,291         -           -
Convertible subordinated
 debentures                     630,000              -         -           -
Long-term debt                6,959,200              -         -           -
Other liabilities               294,437      3,056,832   538,553      30,625
                            ------------  ------------  --------  ----------
     Total liabilities        7,908,837    218,693,331   538,553      30,625

Company-obligated Mandatory
  Redeemable Capital
  Securities of Subsidiary
  Trust Holding
  Solely Subordinated
  Debentures of the Company           -              -         -           -

STOCKHOLDERS' EQUITY

  7% convertible
    preferred stock              66,670              -         -            -
  Common stock                   42,727        750,000    38,539    1,000,000
  Paid-in capital            10,051,755      6,792,746   775,813    2,155,053
  Treasury shares              (116,446)             -         -            -
  Accumulated other
    comprehensive income        (32,047)       (27,539)        -       (4,508)
  Retained earnings           9,523,424     11,346,429  (751,061)     188,197
                            ------------  ------------  --------   ----------
    Total stockholders'
      equity                 19,536,083     18,861,636    63,291    3,338,742
                            ------------  ------------  --------   ----------

    Total liabilities
      and stockholders'
      equity                $27,444,920   $237,554,967  $601,844   $3,369,367
                            ===========   ============  ========   ==========

                              (continued on F-44b)
                                       F-44a

                United Financial Holdings, Inc. and Subsidiaries
              SUPPLEMENTAL CONSOLIDATING BALANCE SHEET - Continued

                                December 31, 2000
                                                    Eliminating    Consolidated
                             UFHCT       Total         Entries        Total
     LIABILITIES AND      ----------  ------------- -------------- ------------
     STOCKHOLDERS' EQUITY

Deposits
  Demand                  $       -   $  39,629,359  $ (2,578,388) $ 37,050,971
  NOW and money market            -      78,887,097             -    78,887,097
  Savings                         -       4,572,993             -     4,572,993
  Time, $100,000 and over         -      28,213,356      (200,000)   28,013,356
  Other time                      -      53,627,545                  53,627,545
                           ----------  ------------- -------------- ------------
     Total deposits               -     204,930,350    (2,778,388)  202,151,962

Securities sold under
 agreements to repurchase         -      10,162,858             -    10,162,858
Accrued interest payable          -         568,491             -       568,491
Convertible subordinated
 debentures                       -         630,000             -       630,000
Long-term debt                    -       6,959,200    (6,959,200)            -
Other liabilities                 -       3,920,447      (258,628)    3,661,819
                          ----------  ------------- -------------- ------------
     Total liabilities            -     227,171,346    (9,996,216)  217,175,130

Company-obligated Mandatory
  Redeemable Capital
  Securities of Subsidiary
  Trust Holding
  Solely Subordinated
  Debentures of the
  Company                 6,749,600       6,749,600             -     6,749,600

STOCKHOLDERS' EQUITY

  7% convertible
    preferred stock               -          66,670              -       66,670
  Common stock              209,600       2,040,866     (1,998,139)      42,727
  Paid-in capital                 -      19,775,367     (9,723,612)  10,051,755
  Treasury shares                 -        (116,446)             -     (116,446)
  Accumulated other
    comprehensive income          -         (64,094)        32,047      (32,047)
  Retained earnings               -      20,306,989    (10,783,565)   9,523,424
                          ----------  ------------- -------------- ------------
    Total stockholders'
      equity                209,600      42,009,352    (22,473,269)  19,536,083
                          ----------  ------------- -------------- ------------

    Total liabilities
      and stockholders'
      equity             $6,959,200    $275,930,298  $(32,469,485) $243,460,813
                         ==========    ============  ============  ============



                                       F-44B

                United Financial Holdings, Inc. and Subsidiaries
                SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
                      For the Year Ended December 31, 2000

                            United
                            Financial       United
                            Holdings,Inc.    Bank         EPW       Trust
                            ------------- ------------  --------  ----------
Interest income
  Loans and loan fees       $     42,263  $ 16,988,090  $      -  $        -
  Securities
    U.S. Treasury                      -       264,542         -           -
    Obligations of other
      U.S. Government
      agencies and
      corporations                     -       857,418         -     121,899
    Obligations of states
      and political
      subdivisions                     -       208,634         -           -
    Other                              -       263,470         -           -
    Federal funds sold and
      securities purchased
      under reverse repurchase
      agreements                       -       451,524         -     122,136
                            ------------- ------------  --------  ----------
    Total interest income         42,263    19,033,678         -     244,035

Interest expense
  NOW and money market                 -     2,413,320         -           -
  Savings                              -       101,889         -           -
  Time deposits, $100,000
   and over                            -     1,338,376         -           -
  Other time                           -     3,009,401         -           -
  Long-term debt                  50,400             -         -           -
  Subordinated debentures
    issued to subsidiary
    trust                        634,462             -         -           -
  Federal funds purchased
    and securities sold
    under agreements to
    repurchase                         -       574,930         -           -
                            ------------- ------------  --------  ----------
   Total interest expense        684,862     7,437,916         -           -
                            ------------- ------------  --------  ----------
   Net interest income          (642,599)   11,595,762         -     244,035

Provision for loan losses        650,000             -         -           -
                            ------------- ------------  --------  ----------
   Net interest income
     provision for loan
     losses                     (642,599)   10,945,762         -     244,035






                              (continued on F-45b)
                                       F-45a

                United Financial Holdings, Inc. and Subsidiaries
          SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS - CONTINUED
                      For the Year Ended December 31, 2000

                                                     Eliminating   Consolidated
                             UFHCT       Total         Entries        Total
                          ----------  ------------- -------------- ------------
Interest income
  Loans and loan fees     $  654,165  $ 17,684,518  $   (654,165)  $ 17,030,353
  Securities
    U.S. Treasury                  -       264,542             -        264,542
    Obligations of other
      U.S. Government
      agencies and
      corporations                 -       979,317       (61,134)       918,183
    Obligations of states
      and political
      subdivisions                 -       208,634             -        208,634
    Other                          -       263,470             -        263,470
    Federal funds sold and
      securities purchased
      under reverse repurchase
      agreements                   -       573,660      (122,136)       451,524
                          ----------  ------------- -------------- ------------

    Total interest income    654,165    19,974,141      (837,435)    19,136,706

Interest expense
  NOW and money market             -     2,413,320             -      2,413,320
  Savings                          -       101,889             -        101,889
  Time deposits, $100,000
   and over                        -     1,338,376             -      1,338,376
  Other time                       -     3,009,401       (30,566)     2,978,835
  Long-term debt                   -        50,400             -         50,400
  Subordinated debentures
    issued to subsidiary
    trust                    654,165     1,288,627      (654,165)       634,462
  Federal funds purchased
    and securities sold
    under agreements to
    repurchase                     -       574,930      (152,704)       422,226
                          ----------  ------------- -------------- ------------
   Total interest expense    654,165     8,776,943      (837,435)     7,939,508
                          ----------  ------------- -------------- ------------
   Net interest income             -    11,197,198             -     11,197,198

Provision for loan losses          -       650,000             -        650,000
                          ----------  ------------- -------------- ------------
   Net interest income
     provision for loan
     losses                        -    10,547,198             -     10,547,198







                                       F-45B

                United Financial Holdings, Inc. and Subsidiaries
          SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS - Continued
                      For the Year Ended December 31, 2000

                            United
                            Financial       United
                            Holdings,Inc.    Bank         EPW       Trust
                            ------------- ------------ ----------  ----------
Other income
  Service charges on
    deposit accounts        $          -  $  1,014,543 $        -  $         -
  Trust and investment
    management income                  -             -  1,700,927    1,519,069
  Net trading account loss        (6,472)            -          -            -
  Equity in Earnings of
    Subsidiaries               3,644,978             -          -            -
  Other service charges,
    fees and income                   56     1,009,464          -            -
                            ------------- ------------ ----------  -----------
  Total other income           3,638,562     2,024,007  1,700,927    1,519,069

Other expense
  Salaries and employee
    benefits                           -     4,388,861  1,492,130      620,211
  Occupancy expense                    -       439,170     65,720       67,134
  Furniture and equipment
    expense                            -       506,020     37,291       60,478
  Data processing expense              -       407,953     24,253      154,575
  Legal and professional fees     93,895       106,823      4,297        2,906
  Amortization of intangible
    assets                        31,027        14,724          -       72,520
  Other operating expenses       155,651     1,720,976    221,859      309,410
                            ------------- ------------ ----------  -----------

                                 280,573     7,584,527  1,845,550    1,287,234
                            ------------- ------------ ----------  -----------

   Earnings (loss) before
     income taxes              2,715,390     5,385,242   (144,623)     475,870

Income tax expense (benefit)    (338,128)    1,913,021    (53,655)     212,146
                            ------------- ------------ ----------  -----------

      NET EARNINGS (LOSS)   $  3,053,518  $  3,472,221 $  (90,968) $   263,724
                            ============  ============ ==========  ===========












                              (continued on F-46b)
                                       F-46a

                United Financial Holdings, Inc. and Subsidiaries
          SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS - Continued
                      For the Year Ended December 31, 2000

                                                    Eliminating    Consolidated
                             UFHCT       Total         Entries        Total
                          ----------  ------------- -------------  ------------
Other income
  Service charges on
    deposit accounts      $        -  $   1,014,543 $          -   $  1,014,543
  Trust and investment
    management income              -      3,219,996      (48,000)     3,171,996
  Net trading account loss         -         (6,472)           -         (6,472)
  Equity in Earnings of
    Subsidiaries                   -      3,644,978   (3,644,978)             -
  Other service charges,
    fees and income                -      1,009,520     (105,510)       904,010
                          ----------  ------------- -------------  ------------
  Total other income               -      8,882,565   (3,798,488)     5,084,077

Other expense
  Salaries and employee
    benefits                       -      6,501,202            -      6,501,202
  Occupancy expense                -        572,024      (57,510)       514,514
  Furniture and equipment
    expense                        -        603,789            -        603,789
  Data processing expense          -        586,781            -        586,781
  Legal and professional fees      -        207,921            -        207,921
  Amortization of intangible
    assets                         -        118,271            -        118,271
                          ----------  ------------- -------------  ------------
  Other operating expenses         -      2,407,896      (96,001)     2,311,895


                                   -     10,997,884     (153,511)    10,844,373
                          ----------  ------------- -------------  ------------
   Earnings (loss) before
     income taxes                  -      8,431,879   (3,644,977)     4,786,902

Income tax expense (benefit)       -      1,733,384            -      1,733,384
                          ----------  ------------- -------------  ------------
      NET EARNINGS (LOSS) $        -     $6,698,495  $(3,644,977)   $ 3,053,518
                          ==========     ==========  ===========    ===========












                                       F-46b